Exhibit 99.2

Avid Bioservices, Inc. Provides Notice of Fundamental Change and Make-Whole Fundamental Change to Holders of its Convertible Notes in Connection with Completed Merger

TUSTIN, Calif., February 5, 2025 — Avid Bioservices, Inc. (“Avid” or the “Company”), a dedicated biologics contract development and manufacturing organization (“CDMO”) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today provided notice (the “Notice”) to holders of its 7.00% Convertible Senior Notes due 2029 (the “Notes”), pursuant to the terms of the Indenture, dated as of March 12, 2024 (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (“U.S. Bank”), as trustee, governing the Notes that, in connection with the closing of the transaction contemplated by the Agreement and Plan of Merger, dated as of November 6, 2024 (the “Merger Agreement” and such transaction, the “Merger”), by and among Avid,  Space Finco, Inc. and Space Mergerco, Inc., a Fundamental Change and a Make-Whole Fundamental Change (each as defined in the Indenture) occurred under the Indenture on February 5, 2025.

Notice of Fundamental Change

In connection with the closing of the transaction contemplated by the Merger Agreement, a Fundamental Change occurred under the Indenture on February 5, 2025, which is the effective date of such Fundamental Change. In connection with such Fundamental Change, each holder of Notes shall have the right (the “Fundamental Change Repurchase Right”), at such holder's option, to require the Company to repurchase for cash all of such holder's Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on March 12, 2025 (the "Fundamental Change Repurchase Date") at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date.

In order to exercise the Fundamental Change Repurchase Right, a holder must surrender its Notes for repurchase and comply with the rules and procedures of The Depository Trust Company on or prior to 5:00 p.m. (New York City time) on March 11, 2025, which is the business day immediately preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), as further described in the Notice. In order to withdraw any Notes that have been previously surrendered for repurchase, the holder must submit a notice of withdrawal with respect to such Notes to the paying agent, U.S. Bank, at any time prior to the close of business on the second scheduled trading day immediately proceeding the Fundamental Change Repurchase Date, as further described in the Notice.

Holders of Notes should read carefully the Notice, which provides additional information regarding the rights of holders to require the Company to repurchase their Notes in connection with the Fundamental Change as well as information regarding their conversion rights in connection with the Fundamental Change, as the Notice contains important information as to the procedures and timing for the exercise of such rights.

Notice of Make-Whole Fundamental Change Effective Date

In connection with the closing of the Merger, a Make-Whole Fundamental Change occurred under the Indenture on February 5, 2025, which is the Effective Date (as defined in the Indenture) of such Make-Whole Fundamental Change. Pursuant to the Indenture, if a holder surrenders its Notes for the conversion during the period from and including the effective date of the Merger and ending at 5:00 p.m. (New York City time) on March 10, 2025, which is the second scheduled trading day immediately prior to the Fundamental Change Repurchase Date (such period, the "Make-Whole Fundamental Change Conversion Period"), the Company will increase the Conversion Rate (as defined in the Indenture) for the Notes surrendered for conversion during such period in accordance with the Indenture as set forth below.

Pursuant to the Merger Agreement, upon the consummation of the Merger, each share of common stock of the Company, par value $0.001 per share, was converted into the right to receive $12.50 in cash, without interest, less any applicable withholding taxes. Pursuant to the First Supplemental Indenture dated February 5, 2025, by and between the Company and U.S. Bank, as trustee, to the Indenture, the right to convert each $1,000 principal amount of Notes was changed to a right to convert such principal amount of Notes into “Reference Property” comprising solely cash in an amount equal to the Conversion Rate in effect on the relevant conversion date (as may be increased by any Additional Shares (as defined in, and pursuant to, the Indenture)), multiplied by $12.50.

As more fully described in the Notice, the consideration due upon conversion of the Notes during the Make-Whole Fundamental Change Conversion Period will be an amount of cash equal to approximately $1,422.07 per $1,000 principal amount of Notes, based on a Conversion Rate during the Make-Whole Fundamental Change Conversion Period equal to 113.7656 per $1,000 principal amount of Notes (determined by adding (i) 101.1250 shares (the Conversion Rate in effect immediately prior to the Make-Whole Fundamental Change) (the “Base Conversion Rate”) plus (ii) Additional Shares of 12.6406) (the “Make-Whole Conversion Rate”) multiplied by $12.50.

Holders who wish to convert their Notes must satisfy the requirements set forth in the Indenture.

Upon the expiration of the Make-Whole Fundamental Change Conversion Period at 5:00 p.m., New York City time, on March 10, 2025, the Conversion Rate will automatically, without further notice, return to the Base Conversion Rate.  Accordingly, if any holder fails to convert its Notes during the Make-Whole Fundamental Change Conversion Period, that holder will lose its right to convert its Notes at the increased Make-Whole Conversion Rate.

After the Make-Whole Fundamental Change Conversion Period, the Notes will no longer be convertible solely on account of the Make-Whole Fundamental Change. The Notes will only be convertible following the Make-Whole Fundamental Change Conversion Period (i) prior to the close of business on the business day immediately preceding September 1, 2028 under the circumstances and during the periods set forth in the Indenture, and (ii) on or after September 1, 2028 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of such circumstances, in each case, in accordance with the Indenture.

Holders of Notes should read carefully the Notice, which provides additional information regarding their conversion rights in connection with the Make-Whole Fundamental Change as the Notice contains important information as to the procedures and timing for the exercise of such rights.

About Avid Bioservices, Inc.

Avid Bioservices, Inc. is a dedicated CDMO focused on development and CGMP manufacturing of biologics. The Company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With more than 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the Company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Contacts:

Avid Bioservices

Stephanie Diaz (Investors)
Vida Strategic Partners
415-675-7401
sdiaz@vidasp.com

Tim Brons
Vida Strategic Partners
415-675-7402
tbrons@vidasp.com

Aaron Palash / Allison Sobel (Media)
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449